                                                                      EXHIBIT 11



                  NOVEAU INTERNATIONAL, INC. AND SUBSIDIARIES
                         COMPUTATION OF PER SHARE DATA



                                                                 YEAR ENDED                THREE MONTHS ENDED
                                                                DECEMBER 31,                 SEPTEMBER 30,
                                                        ----------------------------  ----------------------------
                                                            1995           1994            1996           1995
                                                        ------------  --------------  --------------  ------------
Income (loss) before extraordinary item...............  $  5,286,378  $   (1,134,944) $   (2,948,150) $  5,491,928
Adjustment for preferred stock dividends and accretion
 for preferred stock liquidiation preference..........                                      (458,666)
                                                        ------------  --------------  --------------  ------------
Income (loss) before extraordinary item, as
 adjusted.............................................  $  5,286,378  $   (1,134,944) $   (3,406,816) $  5,491,928
Extraordinary item--compromise of pre-petition
 liabilities..........................................     2,307,606                                       112,000
                                                        ------------  --------------  --------------  ------------
Net income (loss) available to common shareholders....  $  7,593,984  $   (1,134,944) $   (3,406,816) $  5,603,928
                                                        ------------  --------------  --------------  ------------
                                                        ------------  --------------  --------------  ------------
Weighted average number of common shares
 outstanding..........................................     9,248,988       9,248,988       9,248,988     9,248,988
                                                        ------------  --------------  --------------  ------------
                                                        ------------  --------------  --------------  ------------
Net income (loss) per share before extraordinary
 item.................................................  $       0.57  $        (0.12) $        (0.37) $       0.60
Extraordinary item....................................  $       0.25  $         0.00  $         0.00  $       0.01
                                                        ------------  --------------  --------------  ------------
NET INCOME (LOSS) PER SHARE...........................  $       0.82  $        (0.12) $        (0.37) $       0.61
                                                        ------------  --------------  --------------  ------------
                                                        ------------  --------------  --------------  ------------